Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Green Brick Partners Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(1)	2,750,000	$72.54	$199,485,000	0.00014760	$29,443.99
Total Offering Amounts					$199,485,000		$29,443.99
Total Fees Previously Paid							N/A
Total Fee Offsets							N/A
Net Fee Due							$29,443.99

(1)Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(c) under the Securities Act, this price is calculated based on the average of the high and low of the common stock, par value $0.01 per share, of Green Brick Partners, Inc. (“Common Stock”) as reported on the New York Stock Exchange on July 25, 2024.
(2)This registration statement covers a total of 2,750,000 shares of Common Stock reserved for issuance under the Green Brick Partners, Inc. 2024 Omnibus Incentive Plan. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued under the reason of any stock dividend, stock split, recapitalization or other similar transaction.